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                                                                   EXHIBIT 10.42



                                [FVC LETTERHEAD]

October 29, 2002

Mr. Jonathan Morgan
Rostrevor Partners
Pier 1 Bay 3
The Embarcadero
San Francisco, CA 94111

RE:      EMPLOYMENT TERMS

Dear Jonathan:

First Virtual Communications, Inc. (the "Company") is pleased to offer you the position of Acting President and Chief Executive Officer, pursuant to the terms of this letter agreement ("Agreement"). Your start date will be October 29, 2002.

1.       DUTIES

You will be expected to perform various duties consistent with your position, with your primary responsibility being to find a replacement President and Chief Executive Officer as soon as possible and your secondary responsibilities being to stabilize the Company's operations and control costs. You will report to the Company's Board of Directors (the "Board").

2.       BASE SALARY

Your base salary will be $300,000 per year, less payroll deductions and all required withholdings. You will be paid bi-weekly and you will be eligible for the following standard Company benefits: medical insurance, paid time off and holidays. Details about these benefit plans are available for your review. The Company may modify benefits and compensation from time to time as it deems necessary.

3.       STOCK OPTIONS

Upon commencement of employment and subject to approval of the Company's Board of Directors (the "Board"), you will be granted an Incentive Stock Option under the Company's 1997 Equity Incentive Plan (the "Plan") to purchase 50,000 shares of the Company's Common Stock (the "Stock Option"). The Stock Option will be governed by and granted pursuant to a separate Stock Option Agreement. The exercise price per share of the Stock Option will be equal to the fair market value of the Common Stock established on the date of grant. The Stock Option will be subject to vesting so long as you continue to be employed with or continue to serve as a director of the Company, according to the following schedule: twelve and one-half percent (12 1/2%) of the shares subject to the Stock Option will vest on the last day of the sixth full

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calendar month of your employment after the date of grant and the remaining shares subject to the Stock Option will vest in equal installments at the end of each monthly period thereafter.

You will be granted an additional stock option under the Plan, upon commencement of employment and subject to approval of the Board, to purchase 100,000 shares of Common Stock, which will vest in full on the earlier of (a) November 14, 2003, if the Company has achieved three consecutive quarters of positive Profit Before Tax, as reported in the Company's respective reports on Form 10-Q for each of the three quarters ending March 31, 2003, June 30, 2003 and September 30, 2003, each as filed with the Securities Exchange Commission, or (b) October 29, 2007; in either case so long as you continue to be employed with or serve as a director of the Company through the vesting date (the "Performance Option"). The Performance Option will be governed by and granted pursuant to a separate Stock Option Agreement. The exercise price per share of the Performance Option will be equal to the fair market value of the Common Stock established on the date of grant.

Subject to Board approval, and contingent on the Company hiring a replacement President and Chief Executive Officer within six months of the date of this Agreement, you will also be granted a stock option under the Plan to purchase 100,000 shares of Common Stock in the event that the Company hires a replacement President and Chief Executive Officer within six months of the date of this Agreement. The stock option will be governed by and granted pursuant to a separate Stock Option Agreement. The exercise price per share of the stock option will be equal to the fair market value of the Common Stock established on the date of grant, which will be a date following the date the Company hires a replacement President and Chief Executive Officer. The stock option will be fully vested on the date of grant.

If you have questions regarding the tax implications of the above stock options or any part of your compensation package, please consult with your own tax advisor.

4.       TERMINATION

Employment at First Virtual Communications is "at will." The Company may terminate your employment at any time and for any or no reason, with or without cause or advance notice by giving written notice of such termination. Similarly, you may terminate your employment with the Company at any time at your election, in your sole discretion, for any or no reason upon notice to the Company. The term of your employment relationship may not be modified except by a written agreement approved and signed by the Board. You and the Board agree that it is in the best interests of the Company and its stockholders to find a replacement President and Chief Executive Officer as soon as possible.

5.       COMPANY POLICY

As a Company employee, you will be expected to abide by the Company's policies, procedures, rules and regulations and acknowledge in writing that you have read the Company's Employee Handbook, which will govern the terms and conditions of your employment. The Company's Employee Handbook may be modified from time to time at the sole discretion of the Company.

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Normal working hours are from 8:00 a.m. to 5:00 p.m., Monday through Friday. As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments.

6.       PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

As a condition of employment, you will be required to sign and comply with the Proprietary Information and Inventions Agreement attached hereto as EXHIBIT A, which prohibits unauthorized use or disclosure of the Company's proprietary information, among other things.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. During our discussions about your proposed job duties, you assured us that you would be able to perform those duties within the guidelines just described.

You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

7.       CHANGE OF CONTROL

You will also be covered by the Company's Executive Officers' Change of Control Plan, which is attached to this agreement as EXHIBIT B.

8.       ENTIRE AGREEMENT

This Agreement, together with your Proprietary Information and Inventions Agreement, the Executive Officers' Change of Control Plan and the stock documents referred to herein, forms the complete and exclusive statement of the terms of your employment with the Company. The employment terms in this Agreement supersede any other agreements or promises made to you by anyone, whether oral or written. The terms of this Agreement cannot be modified, except in a writing approved and signed by the Board.

9.       GOVERNING LAW

This Agreement will be governed by and construed according to the laws of the State of California. You hereby expressly consent to the personal jurisdiction of the state and federal courts located in San Jose, California for any lawsuit filed there against you by the Company arising from or related to this Agreement.

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10.      SUCCESSORS AND ASSIGNS. This Agreement will be binding upon your heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

Please sign and date this Agreement, and return it to the Company's Human Resources Department prior to your commencement of employment, if you wish to accept employment with the Company under the terms described above.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

FIRST VIRTUAL COMMUNICATIONS, INC.

By:
   -------------------------------------
   Ralph Ungermann
   Chairman of the Board

ACCEPTED:

________________________________________
Jonathan Morgan

________________________________________
Date

Attachments:   Exhibit A:    Proprietary Information and Inventions Agreement
               Exhibit B:    Executive Officers' Change of Control Plan

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                                    EXHIBIT A

            EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

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                                    EXHIBIT B

                   EXECUTIVE OFFICERS' CHANGE OF CONTROL PLAN

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